Exhibit 99.1

JAMES RIVER ANNOUNCES FIRST QUARTER
2018 RESULTS

▪	First Quarter 2018 Net Income of $15.6 million -- $0.52 per diluted share, and Adjusted Net Operating Income of $16.6 million -- $0.55 per diluted share

▪	Three month annualized Adjusted Net Operating Return on Average Tangible Equity of 14.1%

▪	Combined Ratio of 96.4% and Underwriting Income of $7.2 million, improvements of 0.8 points and 69% respectively over the prior year quarter

▪	Net Investment Income of $13.3 million as compared to $16.7 million the prior quarter, which had included an exceptional performance by the renewable energy portfolio

▪	39.7% growth in core Excess and Surplus Lines Net Written Premiums driven by strong growth in the Allied Health, General Casualty and Energy divisions

▪	Favorable loss reserve development in all three business segments

Pembroke, Bermuda, May 2, 2018 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported first quarter 2018 net income of $15.6 million ($0.52 per diluted share), compared to $18.5 million ($0.61 per diluted share) for the first quarter of 2017. Adjusted net operating income for the first quarter of 2018 was $16.6 million ($0.55 per diluted share), compared to $17.7 million ($0.58 per diluted share) for the same period in 2017.

Earnings Per Diluted Share	Three Months Ended March 31,
	2018	2017

Net Income [1]	$0.52	$0.61
Adjusted Net Operating Income [2]	$0.55	$0.58

1 2018 results include unrealized losses on equity securities and related taxes. See "Recently Adopted Accounting Standard" below.
2 See "Reconciliation of Non-GAAP Measures" below.
Robert P. Myron, the Company’s Chief Executive Officer, commented “I am pleased with our first quarter results. Our team delivered a 14.1% annualized Adjusted Net Operating Return on Average Tangible Equity and attractive combined ratios in all of our underwriting segments for the quarter.

-MORE-

Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces First Quarter Results

May 2, 2018

Our two U.S. primary segments had strong growth in gross written premiums. Core E&S renewal rates increased 13% during the quarter, our second consecutive quarter of meaningful rate increases. These rate increases, along with continued increases in submission flow, provide strong momentum as we look toward the remainder of the year. ”
First Quarter 2018 Operating Results

•	Net written premiums of $211.0 million, consisting of the following:

	Three Months Ended March 31,
($ in thousands)	2018	2017	% Change
Excess and Surplus Lines	$153,931	$96,971	59%
Specialty Admitted Insurance	13,818	18,059	-23%
Casualty Reinsurance	43,229	42,880	1%
	$210,978	$157,910	34%

•	Net earned premiums of $200.9 million, consisting of the following:

	Three Months Ended March 31,
($ in thousands)	2018	2017	% Change
Excess and Surplus Lines	$129,971	$93,849	38%
Specialty Admitted Insurance	13,340	16,253	-18%
Casualty Reinsurance	57,631	44,585	29%
	$200,942	$154,687	30%

•
The Excess and Surplus Lines segment grew due to increases in its Commercial Auto division amid a rate increase on the renewal of the Company's largest contract, as well as 39.7% growth in core (non-Commercial Auto) lines net written premium, as nine out of twelve underwriting divisions grew, driven in part by an average rate increase of 13% across core lines;

•
The Specialty Admitted Insurance segment decreased as a result of the October 1, 2017 inception of a new third party 50% quota share reinsurance agreement on its individual risk Workers' Compensation line, partially offset by an increase in both individual risk Workers’ Compensation and fronting premium;

•
Net written premium in the Casualty Reinsurance segment was relatively flat compared to the prior year quarter, but net earned premium increased as a result of a higher level of net written premium during 2017. The Company expects net written premium in this segment to decrease meaningfully for the full year 2018, but its net earned premium will lag given the earning patterns of the business, which can extend to 24 months;

•
Favorable reserve development of $2.6 million compared to favorable reserve development of $3.4 million in the prior year quarter (representing a 1.3 and 2.2 percentage point reduction to the Company’s loss ratio in each period, respectively), with favorable reserve development occurring in all three segments.

-MORE-

JRVR Announces First Quarter Results

May 2, 2018

•	Pre-tax favorable reserve development by segment was as follows:

	Three Months Ended March 31,
($ in thousands)	2018	2017
Excess and Surplus Lines	$1,112	$3,227
Specialty Admitted Insurance	1,322	42
Casualty Reinsurance	176	145
	$2,610	$3,414

•	IBNR as a percentage of total net reserves increased from 65.0% as of December 31, 2017 to 65.6%;

•
Group accident year loss ratio of 72.8% was up from 70.3% in the prior year quarter due to changes in mix of business, specifically growth in the Commercial Auto division within the Excess and Surplus Lines segment which carries a higher initial loss pick but also a lower expense ratio than the segment as a whole;

•	Group combined ratio of 96.4% improved from 97.2% in the prior year quarter;

•
Group expense ratio of 24.9% improved from 29.1% in the prior year quarter, driven by increased net earned premium and fee income, as well as continued growth in lines of business which carry relatively low expenses;

•	Gross fee income of $8.2 million increased from $5.9 million in the prior year quarter;

•	Gross fee income by segment was as follows:

	Three Months Ended March 31,
($ in thousands)	2018	2017	% Change
Excess and Surplus Lines	$4,848	$3,849	26%
Specialty Admitted Insurance	3,329	2,052	62%
	$8,177	$5,901	39%

•	Net investment income of $13.3 million, a decrease of 20.8% from the prior year quarter. Further details can be found in the "Investment Results" section below.

Investment Results
Net investment income for the first quarter of 2018 was $13.3 million, which compares to $16.7 million for the same period in 2017. The difference was driven by exceptional performance of the Company's renewable energy portfolio in the prior year quarter. The performance of this portfolio has varied significantly from quarter to quarter, which is expected due to the nature of the underlying investments, and its market value is generally influenced negatively by rising interest rates.

-MORE-

JRVR Announces First Quarter Results

May 2, 2018

The Company’s net investment income consisted of the following:

	Three Months Ended March 31,
($ in thousands)	2018	2017	% Change
Renewable Energy Investments	$1,211	$5,594	(78)%
Other Private Investments	609	468	30%
All Other Net Investment Income	11,436	10,671	7%
Total Net Investment Income	$13,256	$16,733	(21)%
The Company’s annualized gross investment yield on average fixed maturity and bank loan securities for the three months ended March 31, 2018 was 3.4% (unchanged from the three months ended March 31, 2017) and the average duration of the fixed maturity and bank loan portfolio was 3.5 years at March 31, 2018 (unchanged from March 31, 2017). Renewable energy and other private investments produced an annualized return of 10.4% for the three months ended March 31, 2018 (42.1% for the three months ended March 31, 2017).
During the first quarter, the Company recognized $810,000 of pre-tax net realized losses ($1.0 million of net realized gains in the same period in 2017), including $1.7 million of losses, gross of tax, resulting from fair value changes in the Company's equity investment portfolio which were recognized in accordance with Financial Accounting Standards Board ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which became effective January 1, 2018 (please see "Recently Adopted Accounting Standard" below for further details).
Taxes
Generally, the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The tax rate for the three months ended March 31, 2018 and 2017 was 8.7% and 7.7%, respectively.

Tangible Equity
Tangible equity before dividends increased 0.1% from $474.5 million at December 31, 2017 to $474.8 million at March 31, 2018, due to $15.6 million of net income and $3.0 million related to option exercise activity and stock compensation. These items were partially offset by $18.5 million of after tax unrealized losses in the Company's fixed income investment portfolio resulting from increased market interest rates. Tangible equity after dividends decreased 1.8% from $474.5 million at December 31, 2017 to $465.8 million at March 31, 2018. Tangible equity per common share was $15.59 at March 31, 2018, net of $0.30 of dividends per share the Company paid during the first three months of 2018. The annualized adjusted net operating income return on average tangible equity was 14.1%, which compares to 14.8% for the first quarter of 2017.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.30 per common share, equal to the prior quarter. This dividend is payable on Friday, June 29, 2018 to all shareholders of record on Monday, June 11, 2018. James River Group Holdings, Ltd. has paid cumulative

-MORE-

JRVR Announces First Quarter Results

May 2, 2018

dividends, including this upcoming payment, of $182.6 million since its December 2014 initial public offering, or 39.1% of its tangible equity at initial public offering.
Recently Adopted Accounting Standard
As discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, the Company adopted Financial Accounting Standards Board ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, effective January 1, 2018. As a result of this new accounting standard, equity investments are now required to be measured at fair value with changes in fair value recognized in net income. For the first quarter of 2018, the Company recognized $1.7 million of losses, gross of tax, as a result of the adoption of this accounting standard. These losses were a component of the Company's net realized and unrealized losses for the quarter, and as such were excluded from the Company's net operating income. The Company's January 1, 2018 other comprehensive income was decreased by $4.7 million and retained earnings increased by the same amount to reflect the cumulative effect of this accounting standard on prior periods.
Conference Call
James River Group Holdings, Ltd. will hold a conference call to discuss its first quarter results tomorrow, May 3, 2018, at 9:00 a.m. Eastern Daylight Time. Investors may access the conference call by dialing (877) 930-8055, Conference ID# 9885449, or via the internet by going to www.jrgh.net and clicking on the “Investor Relations” link. Please visit the website at least 15 minutes early to register and download any necessary audio software. A replay of the call will be available until 12:00 p.m. (Eastern Daylight Time) on June 2, 2018 and can be accessed by dialing (855) 859-2056 or by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management which may expose us to greater risks than intended; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in frequency or severity of claims, or both; a decline in our financial strength rating resulting in a reduction of new or renewal business; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain such relationships; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events which substantially exceed our expectations and/or exceed the amount of

-MORE-

JRVR Announces First Quarter Results

May 2, 2018

reinsurance we have purchased to protect us from such events; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; changes in laws or government regulation, including tax or insurance law and regulations; our ability to obtain reinsurance coverage at prices and on terms that allow us to  transfer risk and adequately protect our company against financial loss; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims or insurance companies with whom we have a fronting arrangement failing to pay us for claims; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; inadequacy of premiums we charge to compensate us for our losses incurred; the recently enacted Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended; and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on March 1, 2018. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit, adjusted net operating income, tangible equity, adjusted net operating return on average tangible equity, and pre-dividend tangible equity per share, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrgh.net

-MORE-

JRVR Announces First Quarter Results

May 2, 2018

For more information contact:
Kevin Copeland
SVP Finance & Chief Investment Officer
Investor Relations
441-278-4573
InvestorRelations@jrgh.net

-MORE-

JRVR Announces First Quarter Results

May 2, 2018

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	March 31, 2018	December 31, 2017
	($ in thousands, except for share data)
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale	$1,043,251	$1,016,098
Fixed maturity securities, trading	3,805	3,808
Equity securities, available-for-sale	85,957	82,522
Bank loan participations, held-for-investment	257,426	238,214
Short-term investments	26,235	36,804
Other invested assets	74,974	70,208
Total invested assets	1,491,648	1,447,654

Cash and cash equivalents	151,046	163,495
Accrued investment income	8,713	8,381
Premiums receivable and agents’ balances	391,456	352,436
Reinsurance recoverable on unpaid losses	331,245	302,524
Reinsurance recoverable on paid losses	16,501	11,292
Deferred policy acquisition costs	70,769	72,365
Goodwill and intangible assets	220,016	220,165
Other assets	180,616	178,383
Total assets	$2,862,010	$2,756,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$1,369,548	$1,292,349
Unearned premiums	432,248	418,114
Senior debt	98,300	98,300
Junior subordinated debt	104,055	104,055
Accrued expenses	35,138	39,295
Other liabilities	136,951	109,883
Total liabilities	2,176,240	2,061,996

Total shareholders’ equity	685,770	694,699
Total liabilities and shareholders’ equity	$2,862,010	$2,756,695

Tangible equity (a)	$465,754	$474,534
Tangible equity per common share outstanding (a)	$15.59	$15.98
Total shareholders’ equity per common share outstanding	$22.96	$23.39
Common shares outstanding	29,866,705	29,696,682
Debt (b) to total capitalization ratio	22.8%	22.6%
(a) See “Reconciliation of Non-GAAP Measures”. (b) Includes senior debt and junior subordinated debt.

-MORE-

JRVR Announces First Quarter Results

May 2, 2018

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income Statement Data
(Unaudited)

	Three Months Ended March 31,
	2018	2017
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$298,116	$224,179
Net written premiums	210,978	157,910

Net earned premiums	200,942	154,687
Net investment income	13,256	16,733
Net realized and unrealized (losses) gains on investments (a)	(810)	1,047
Other income	4,956	3,935
Total revenues	218,344	176,402

EXPENSES
Losses and loss adjustment expenses	143,772	105,369
Other operating expenses	54,783	48,893
Other expenses	4	(114)
Interest expense	2,522	2,123
Amortization of intangible assets	149	149
Total expenses	201,230	156,420
Income before taxes	17,114	19,982
Income tax expense	1,481	1,532
NET INCOME	$15,633	$18,450
ADJUSTED NET OPERATING INCOME (b)	$16,569	$17,719

EARNINGS PER SHARE
Basic	$0.53	$0.63
Diluted	$0.52	$0.61

ADJUSTED NET OPERATING INCOME PER SHARE
Basic	$0.56	$0.60
Diluted	$0.55	$0.58

Weighted-average common shares outstanding:
Basic	29,764,320	29,289,588
Diluted	30,193,303	30,327,423
Cash dividends declared per common share	$0.30	$0.30

Ratios:
Loss ratio	71.5%	68.1%
Expense ratio (c)	24.9%	29.1%
Combined ratio	96.4%	97.2%
Accident year loss ratio	72.8%	70.3%
(a) 2018 includes net realized gains on investment sales of $0.9 million, reduced by a change in unrealized losses on equity securities of $1.7 million. The change in unrealized losses on equity securities was effective January 1, 2018 due to the Company's adoption of ASU 2016-01.

(b) See "Reconciliation of Non-GAAP Measures".
(c) Calculated with a numerator comprising other operating expenses less gross fee income of the Excess and Surplus Lines segment and a denominator of net earned premiums.

-MORE-

JRVR Announces First Quarter Results

May 2, 2018

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended March 31,
	2018	2017	% Change
($ in thousands)
Gross written premiums	$167,486	$108,995	53.7%
Net written premiums	$153,931	$96,971	58.7%

Net earned premiums	$129,971	$93,849	38.5%
Losses and loss adjustment expenses	(100,619)	(66,568)	51.2%
Underwriting expenses	(18,053)	(18,481)	(2.3)%
Underwriting profit (a), (b)	$11,299	$8,800	28.4%

Ratios:
Loss ratio	77.4%	70.9%
Expense ratio	13.9%	19.7%
Combined ratio	91.3%	90.6%
Accident year loss ratio	78.3%	74.4%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $4.8 million and $3.8 million for the three months ended March 31, 2018 and 2017, respectively. These amounts are included in “Other income” in our Condensed Consolidated Income Statements.

-MORE-

JRVR Announces First Quarter Results

May 2, 2018

SPECIALTY ADMITTED INSURANCE

	Three Months Ended March 31,
	2018	2017	% Change
($ in thousands)
Gross written premiums	$87,401	$72,464	20.6%
Net written premiums	$13,818	$18,059	(23.5)%

Net earned premiums	$13,340	$16,253	(17.9)%
Losses and loss adjustment expenses	(7,611)	(9,981)	(23.7)%
Underwriting expenses	(4,106)	(5,430)	(24.4)%
Underwriting profit (a), (b)	$1,623	$842	92.8%

Ratios:
Loss ratio	57.1%	61.4%
Expense ratio	30.7%	33.4%
Combined ratio	87.8%	94.8%
Accident year loss ratio	67.0%	61.7%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $3.3 million and $2.1 million for the three months ended March 31, 2018 and 2017, respectively.

CASUALTY REINSURANCE

	Three Months Ended March 31,
	2018	2017	% Change
($ in thousands)
Gross written premiums	$43,229	$42,720	1.2%
Net written premiums	$43,229	$42,880	0.8%

Net earned premiums	$57,631	$44,585	29.3%
Losses and loss adjustment expenses	(35,542)	(28,820)	23.3%
Underwriting expenses	(20,345)	(14,672)	38.7%
Underwriting profit (a)	$1,744	$1,093	59.6%

Ratios:
Loss ratio	61.7%	64.6%
Expense ratio	35.3%	32.9%
Combined ratio	97.0%	97.5%
Accident year loss ratio	62.0%	65.0%

(a) See "Reconciliation of Non-GAAP Measures".

-MORE-

JRVR Announces First Quarter Results

May 2, 2018

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit

The following table reconciles the underwriting profit (loss) by individual operating segment and for the entire Company to consolidated income before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting profit (loss) of operating segments. Our definition of underwriting profit (loss) of operating segments and underwriting profit (loss) may not be comparable to that of other companies.

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Underwriting profit of the operating segments:
Excess and Surplus Lines	$11,299	$8,800
Specialty Admitted Insurance	1,623	842
Casualty Reinsurance	1,744	1,093
Total underwriting profit of operating segments	14,666	10,735
Other operating expenses of the Corporate and Other segment	(7,431)	(6,461)
Underwriting profit (a)	7,235	4,274
Net investment income	13,256	16,733
Net realized and unrealized (losses) gains on investments (b)	(810)	1,047
Other income and expenses	104	200
Interest expense	(2,522)	(2,123)
Amortization of intangible assets	(149)	(149)
Consolidated income before taxes	$17,114	$19,982

(a) Included in underwriting results for the three months ended March 31, 2018 and 2017 is fee income of $8.2 million and $5.9 million, respectively.
(b)    2018 includes net realized gains on investment sales of $0.9 million, reduced by a change in unrealized losses on equity securities of $1.7 million. The change in unrealized losses on equity securities resulted from the Company's adoption of ASU 2016-01, effective January 1, 2018.

Adjusted Net Operating Income

We define adjusted net operating income as net income excluding net realized and unrealized (losses) gains on investments (net realized investment (losses) gains and the change in unrealized (losses) gains on equity securities per the adoption of ASU 2016-01), as well as non-operating expenses including those that relate to due diligence costs for various merger and acquisition activities, professional fees related to the filing of a registration statement for the sale of our securities, and costs associated with former employees. We use adjusted net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.

-MORE-

JRVR Announces First Quarter Results

May 2, 2018

Our income before taxes and net income for the three months ended March 31, 2018 and 2017, respectively, reconciles to our adjusted net operating income as follows:

		Three Months Ended March 31,
	2018		2017
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$17,114	$15,633	$19,982	$18,450
Net realized and unrealized losses (gains) on investments (a)	810	665	(1,047)	(834)
Other expenses	4	20	(114)	(100)
Interest expense on leased building the Company is deemed to own for accounting purposes	318	251	312	203
Adjusted net operating income	$18,246	$16,569	$19,133	$17,719
(a)    2018 includes net realized gains on investment sales of $0.9 million, reduced by a change in unrealized losses on equity securities of $1.7 million. The change in unrealized losses on equity securities resulted from the Company's adoption of ASU 2016-01, effective January 1, 2018.

Tangible Equity (per Share) and Pre-Dividend Tangible Equity (per Share)

We define tangible equity as shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for March 31, 2018, December 31, 2017, and March 31, 2017 and reconciles tangible equity to tangible equity before dividends for March 31, 2018.

	March 31, 2018		December 31, 2017		March 31, 2017
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$685,770	$22.96	$694,699	$23.39	$708,260	$24.14
Goodwill and intangible assets	220,016	7.37	220,165	7.41	220,613	7.52
Tangible equity	$465,754	$15.59	$474,534	$15.98	$487,647	$16.62
Dividends to shareholders for the three months ended March 31, 2018	9,049	0.30
Pre-dividend tangible equity	$474,803	$15.89

-END-